SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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|_|	Soliciting Material Pursuant to Sec. 240.14a-12.

Multi-Strategy Hedge Advantage
Multi-Strategy Hedge Opportunities, LLC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Important Merrill Lynch Proxy Materials Requiring Immediate Attention
Multi-Strategy Hedge Advantage
Multi-Strategy Hedge Opportunities, LLC
(each, a “Fund”)

Dear Shareholders:

You have previously received proxy materials dated June 16, 2006 with respect to a special shareholders’ meeting originally to be held on August 15, 2006, and adjourned until August 31, 2006 and later to September 22, 2006. Please note the following corrections:

Page G-4 of the table of Investment Advisory Agreements contained the following incorrect information relating to the Current Advisory Fee, Current Administration Fee and New Advisory Fee for each Fund.

Fund	Current Advisory Fee (as a percentage of average net assets) (%)	Current Administration Fee (as a percentage of average daily net assets) (%)	New Advisory Fee (as a percentage of average daily net assets) (%))†
Multi-Strategy Hedge Opportunities	0.25	___	0.25
Multi-Strategy Hedge Advantage	0.25	___	0.25

The following correct information replaces the above disclosure applicable to the Funds on page G-4:

Fund	Current Advisory Fee (as a percentage of average net assets) (%)	Current Administration Fee (as a percentage of average daily net assets) (%)	New Advisory Fee (as a percentage of average daily net assets) (%))†
Multi-Strategy Hedge Opportunities	1.50	Footnote 1	1.50
Multi-Strategy Hedge Advantage	1.50	Footnote 2	1.50

†	For certain Funds the breakpoints described in the footnotes are voluntary and under the New Investment Advisory Agreements will continue to be voluntary. See the Fund’s current prospectus for further information.
(1)	The Fund pays PFPC, Inc. a monthly fee at the annual rate of 0.075% of the Fund’s average month-end net assets not exceeding $250 million, 0.050% of the Fund’s average month-end net assets exceeding $250 million but not in excess of $500 million, and 0.040% of the Fund’s average month-end net assets in excess of $500 million. The Fund also pays PFPC, Inc. certain fees for tax preparation and other services. PFPC, Inc. is also reimbursed by the Fund for out-of-pocket expenses (including those of any third party retained to assist PFPC, Inc.) relating to services provided to the Fund.
(2)	The Fund pays PFPC, Inc., a monthly fee at the annual rate of 0.075% of the Fund’s aggregate beginning of the month net assets not exceeding $200 million, 0.050% of the Fund’s aggregate beginning of the month net assets exceeding $200 million but not in excess of $400 million, and 0.030% of the Fund’s aggregate beginning of the month net assets in excess of $400 million. The Fund also pays PFPC, Inc. certain fees for tax preparation and other services. PFPC, Inc. is also reimbursed by the Fund for out-of-pocket expenses (including those of any third party retained to assist PFPC, Inc.) relating to services provided to the Fund.

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